Exhibit 10.41

                             Mondelēz International Inc.
                                     Chicago, IL 60607 USA
mondelezinternational.com
PRIVATE AND CONFIDENTIAL

Ms. Stephanie Lilak
November 30, 2023
OFFER LETTER
Dear Stephanie,
I am very pleased to provide you with this offer letter setting forth the terms of your offer of employment (“Offer Letter”). It confirms the verbal offer previously extended to you for the position of EVP & Chief People Officer, Mondelēz International, Inc. (the “Company”) reporting to Dirk Van de Put, Chairman and CEO. Your principal office will be located in our Fulton Market-Chicago, Illinois office. Your employment commencement date will be as soon as mutually agreed.

Your annualized target compensation opportunity will be as follows:

Annualized Compensation (Target Opportunity)

Annual Base Salary    $675,000

Annual Incentive Plan (Target - 90%*)    $607,500

Target Annual Long-Term Incentive Range**    $1,200,000 - $1,500,000 - $800,000
Total Target Compensation Opportunity    $2,482,500 - $2,782,500 - $3,082,500

Your Annual Base Salary will be subject to an annual review by the Board and adjustment in the Board’s sole discretion. The next annual review will be in 2025.

* Target as a percent of Annual Base Salary.

** The value of the long-term incentive grants reflects the range (i.e., minimum, midpoint and maximum) for the target value of your annual equity grants. The actual number of shares, units, or options will be determined pursuant to the Company’s specific valuation methodology (e.g., Black-Scholes value for stock options).

Mondelēz International Internal

Exhibit 10.41

                             Mondelēz International Inc.
                                     Chicago, IL 60607 USA
mondelezinternational.com
Annual Incentive Plan

You will be eligible to participate in the Mondelēz International Management Incentive Plan (the “MIP”), the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 90% of your Annual Base Salary. The actual amount you receive may be lower or higher, depending on the Company’s overall financial and strategic performance during the year. The maximum award under this program for 2024 is 200% of your target opportunity. The Company reserves the right to change the maximum award annually.

You will be eligible for the 2024 MIP plan year ending on December 31, 2024. Your actual award will be determined based on the Company’s actual overall financial and strategic performance for the full 2024 plan year.
Long-Term Incentives (Annual Equity Program)

You will be eligible to fully participate in the Company’s annual equity program. Equity grants are typically made annually in February. For 2024, you will receive a $1,500,000 equity grant, 75% of the grant value will be in performance share units (“PSUs”) and 25% of the grant value will be in stock options (with the actual number of shares, units, or options based on the closing stock price on date of grant). These performance share units and stock options will be subject to the terms and conditions set forth in the Plan and the Company’s standard Global Long-Term Incentive Agreements as in effect on the date hereof.

All equity grants are subject to the terms and conditions of the Company’s Amended and Restated 2005 Performance Incentive Plan (“Plan”) and the applicable annual grant agreements. The annual equity program described above is based on our current design and the Company reserves the right to change the annual equity program at any time.

Sign-On Awards

As part of your offer of employment, you will receive:

•Sign-on cash awards with a value of $1,500,000 awarded as follows:
a.$350,000 – payable within 30 days of your hire date (subject to a two-year repayment)
b.$900,000 – payable within 8 months of your hire date
c.$250,000 – payable within 30 days of your one-year anniversary date (subject to a two-year repayment)
•Sign-on equity grants with a value of $1,500,000. The equity grants will be awarded as follows:
a.$100,000 – You will be granted performance share units (“PSUs”) under our 2022-2024 performance cycle. The number of units granted will be based on the closing stock price on the first trading day of the quarter following your date of hire.This award is scheduled

Mondelēz International Internal

Exhibit 10.41

                             Mondelēz International Inc.
                                     Chicago, IL 60607 USA
mondelezinternational.com
to vest no later than March 1, 2025, with the performance period ending December 31, 2024,
b.$300,000 – You will be granted PSUs under our 2023-2025 performance cycle. The number of units granted will be based on the first trading day of the quarter following your date of hire. This award will vest no later than March 1, 2026, with the performance period ending December 31, 2025.
c.$1,100,000 – You will be granted Deferred Stock Units (“DSUs”) on the first trading day of the quarter following your date of hire. The number of units granted based on the closing stock price on the grant date. This award will vest 50% on the first anniversary of your grant date and 50% on the second anniversary of your grant date. You will receive dividend equivalents on these units during the vesting period for as long as the award is outstanding.
Executive Deferred Compensation Plan

You will be eligible to participate in the Executive Deferred Compensation Plan. This program allows you to voluntarily defer a portion of your salary and/or your annual incentive award to a future date. Additional information about this program is available upon request.

Severance; Change in Control Plan

From your date of hire, you will be a participant in the Mondelēz International, Inc. Change in Control Plan for Key Executives (the “CIC Plan”). The CIC Plan provides certain benefits upon an involuntary termination without Cause or voluntary termination for Good Reason following a Change in Control. A copy of the CIC Plan will be separately provided.

For purposes of this Offer Letter:
•“Cause” has the meaning set forth in the CIC Plan.
•“Good Reason” has the meaning set forth in the CIC Plan.
Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to four (4) times your annual base salary established at your date of hire. Under current guidelines, you will have five years from your date of hire to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly and unvested deferred stock units. It does not include stock options or unvested performance share units. The Company reserves the right to change the guidelines at any time.

Mondelēz International Internal

Exhibit 10.41

                             Mondelēz International Inc.
                                     Chicago, IL 60607 USA
mondelezinternational.com
You will also be required to hold for a period of at least one year the “net” shares received upon vesting in the case of deferred stock units or performance share units or exercise in the case of stock options, from the respective vesting or exercise dates.

Net shares are the number of shares resulting from the vesting of deferred stock units or performance share units or the exercise of stock options reduced by the number of shares required to satisfy any applicable tax withholding or costs associated with respective vesting or exercise.

Other Benefits

If your employment with the Company ends due to an involuntary termination other than for Cause (as defined above), you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company. For the avoidance of doubt, “senior executives” as referenced in this section shall exclude legacy Cadbury executives.
Under the current policies in place, which are subject to change, you will be eligible for the Company’s discretionary financial planning program, which reimburses you up to $7,500 per year for eligible financial planning expenses, and car allowance program, which provides a car allowance of up to $15,000 per year.

You will be eligible for Mondelēz Global LLC’s comprehensive benefits package available to full-time salaried U.S. employees. You will be eligible for 30 days of paid time off annually. Details and terms of these comprehensive benefits will be provided separately.

Restrictive Covenants

As a condition to this offer of employment and corresponding consideration, you agree to the terms and conditions of the Confidential Information, Intellectual Property and Restrictive Covenants Agreement (the “Covenant Agreement”) attached hereto as Appendix A and will acknowledge such Covenant Agreement by signing the Covenant Agreement simultaneously with this offer of employment.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

No amount hereunder or under any other agreement that is subject to Code Section 409A (“Section 409A”) shall be payable upon a termination of your employment unless such termination constitutes a “separation from service” with the Company under Section 409A. To the maximum extent permitted by applicable law, amounts payable to you pursuant to this Offer Letter shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as short-term deferral under Section 409A. For purposes of Section 409A, your right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. To the extent any amount payable to you is subject to your entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable to you in either of two taxable years, such payments shall be made or commence, as applicable, on the first

Mondelēz International Internal

Exhibit 10.41

                             Mondelēz International Inc.
                                     Chicago, IL 60607 USA
mondelezinternational.com
date otherwise payable but in the later such taxable year and shall include all payments that otherwise would have been made before such date.
If you are a “specified employee” (within the meaning of Section 409A) as of your separation from service (within the meaning of Section 409A): (a) payment of any amounts under this Offer Letter (or under any severance arrangement pursuant to this Offer Letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the earlier of (x) your death and (y) the first day of the seventh month (or as soon as administratively possible thereafter) following the date of your separation from service (within the meaning of Section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six- month period after your separation from service and, on the first day of the seventh month following your separation from service (or as soon as administratively possible), the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.
Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this Offer Letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Section 409A) shall be subject to the following:

(i)the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;
(ii)the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.
The parties hereto intend that all compensation, benefits and other payments made to you hereunder will be provided or paid to you in compliance with all applicable provisions, or an exemption or exception from the applicable provisions of Section 409A and the regulations and rulings issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Offer Letter shall be construed and administered in accordance with such intent. The parties also agree that this Offer Letter may be modified, as reasonably agreed by the parties, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of additional tax, interest and penalties under Section 409A in connection with the compensation, benefits and other payments to be provided or paid to you hereunder. Any such modification shall maintain the original intent and benefit to the Company and you of the applicable provision of this Offer Letter, to the maximum extent possible without violating Section 409A.

Mondelēz International Internal

Exhibit 10.41

                             Mondelēz International Inc.
                                     Chicago, IL 60607 USA
mondelezinternational.com

Other Terms and Conditions

You will be a U.S. employee of Mondelēz Global LLC and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Company is free to terminate the employment relationship at that time, for any reason, subject to your entitlements pursuant to this Offer Letter or any other plan or agreement applicable to a termination of your employment.

This offer is contingent upon successful completion of our pre-employment checks. These include:
1.a background check. The background screen is an investigative consumer report. Under the Fair Credit Reporting Act, you have the right to make a written request for information about the nature and scope of this report. If you wish to make such a request, you may direct your letter to my attention. You are also entitled to receive a written summary of your rights under the Fair Credit Reporting Act.
2.post-offer drug screen via current Company protocols and
3.proof of eligibility to work in the United States.

Mondelēz International Internal

Exhibit 10.41

                             Mondelēz International Inc.
                                     Chicago, IL 60607 USA
mondelezinternational.com
If you accept our offer, please sign below and return the signed letter to my attention at vik.malhotra@mdlz.com. Once your date of hire is established, you will be provided information about the arrangements for your post offer drug screen and the required documents for verifying your eligibility to work in the United States.

Should you have any questions concerning this information, please contact me.

/s/ Vik Malhotra	11/30/2023
SVP Total Rewards & Performance Mondelēz Global LLC	Date

I have read the above terms and conditions and, by signing below, do accept this offer. This letter does not, in any way, constitute an express or implied contract for employment.

/s/ Stephanie Lilak	11/30/2023
Stephanie Lilak	Date

[Signature Page to Ms. Stephanie Lilak Offer Letter]

Mondelēz International Internal